Exhibit 99.2

ImageWare Systems, Inc.

Q2 2005 Earnings Conference Call

August 11, 2005

11:00 a.m.

OPERATOR:

Greetings, ladies and gentlemen, and welcome to the ImageWare Systems Second Quarter 2005 Earnings Conference Call.  At this time all participants are in a listen-only mode and there will be a question-and-answer session following the presentation.  If anyone should require assistance during the presentation, please press star-0 on your keypad.  As a reminder, this conference is being recorded.

It is now my pleasure to introduce Wayne Wetherell, chief Financial Officer of ImageWare Systems.

Wayne Wetherell, CFO:

Thank you for joining us this morning.  Before we begin our discussion, I’d like you to please note that this call may contain forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  While these statements are meant to convey to the public the company’s progress, business opportunities and growth prospects, readers are cautioned that such forward-looking statements represent management’s opinion.  While management believes such representation to be true and accurate based on the information available to the company, actual results may differ materially from those described.  The company’s operations and business prospects are always subject to risks and uncertainties.  Important facts that may cause actual results to differ are set forth in the company’s periodic filings with the U.S. Securities & Exchange Commission.

Now I’d like to introduce Jim Miller, ImageWare’s Chairman and CEO.

S. James Miller, Chairman & CEO:

Thanks, Wayne and good morning.  As always we appreciate your time this morning.  For those who might be new to our company, we develop, sell and maintain image-based software and biometric technology which is used to provide identity management solutions for the secure credential biometric law enforcement and professional photography industries.

This morning we’re not going to spend a great deal of time analyzing the nuances of the results for the second quarter, although I want to stress at the outset, we will be more than happy to field any questions you have on that topic.

Instead, today we thought it would be more appropriate to address our shareholders and those interested in our company, and talk to you about our excitement as we view the company, its position in the market it serves, where we are today, where we’re going, and maybe a little bit of where we’ve been.

Over the next few quarters, the ID management business will be a very different place.  Many of the companies that currently occupy a niche in the business will be gone, or rendered irrelevant.  And a few visionary companies will prevail.  Just as software applications and the enterprise resource planning area have transformed industries such as the financial sector, by integrating all departments and functions into a single computer system so it can serve all the different needs of its constituents, disparate ID management systems will give way broad adoption of integrated ID management solutions.  The writing is on the wall, the trend is unstoppable, and it’s just now getting understand way.

Your current investment in ImageWare is well placed.  We are one of the best positioned companies in our industry that can deliver the integrated ID management solution and benefit from the coming market.  For the past two years, we’ve been retooling our company, while we continue to operate it.  It’s a little bit like changing the engine car while you continue to travel the highway.  If government spending had been at predicted or anticipated levels this would still be a difficult task.  In a challenging spending environment it’s been brutal.  But we have made substantial progress.  In our biometric engine product, which works with all of our existing secure credential, law enforcement, professional photography products, we’ve taken a radical and we believe ultimately successful approach to biometrically-enabled ID management.  We’ve gotten away from evangelizing one or two biometrics or a particular kind of hardware to a more flexible, agnostic approach which now supports over seven different biometrics, 24 biometric algorithms and 45 hardware devices.  We’ve done this because, frankly, hardware products will come and go.  What’s left behind and what with all due respect we think is consistently overlooked by the market, is the importance of the data that’s been collected.  And now must be used by the customer in a highly efficient time constrained and cost-effective manner, capable enough to handle millions of records and flexible enough to allow the customer to change technology free from imprisonment of proprietary systems, or hardware devices.

Companies like ImageWare are the collectors and custodians of that data, and we suggest to the marketplace that these new software solutions are really the way of the future.  So we are pioneering a software solution in place of the traditional hardware solution.  It’s pretty easy for me to say.  There’s lot of hard work to do as this model is being introduced to a historically risk adverse group such as government.  Like the pioneers of old, there’s lots of slings and arrows to suffer through.

So why are we excited?  Well, we’re excited because less than six months after it hit the street our biometric engine is operational and managing millions of records at places like the foreign ministry of Mexico, and the state of Arizona.  We have new opportunities coming on line as a result of our building our desktop security product for NEC, where the biometric engine is seamlessly integrated and a number of pilots with large multinational global entities which are under way testing the biometric engine.  We’re excited because after attacking this market after the last several budget cycles, we now see the start, and just the start, of the phase of implementation.  This phase of implementation is what third-party market observers have stated is a multi-billion dollar market over the next two to three years.  And we’re excited because the long sales cycle we’ve worked through, we now find ourselves in the procurement and bid process.  And in that process we find ourselves short listed, on a number of projects that will come to decisions by year end 2005.

Now we can’t go into a great deal of specific detail on these individuals products, as to do so would either put us as a competitive disadvantage or violate the specific terms of nondisclosure agreements with partners or customers involved.  However, we can say that these projects run the gamut from 30 million in annual revenue to smaller projects in the hundreds of thousands.  These are projects with new and existing state and local customers, and they are projects with new U.S. federal customers, as well as projects outside the United States.  We’ve made no secret that in places like Latin America we have made the introduction of ImageWare products and specifically our biometric technology top priority.

All of these projects are core infrastructure projects so that the partnership created by winning the awards will result in years of business consisting of additional product sales and additional support revenue.  And we are short listed on a number of these, which means that we will also shortly see the winners of these projects.  We believe that all of the work we have done over the past several quarters positions us for success in a number of these situations.  The impact of success on the quarterly results, on the future of the company, and of course on the value of the company, will be significant and it will be long lasting.

Over the last several quarters we have been commissioned to provide our software to any number of partners.  Among them, General Electric, IBM, Hewlett-Packard, General Dynamics, Unysis, NEC, and

Digimark.  There is a reason these sophisticated and discerning consumers select ImageWare for its products.  And it’s simply because we deliver as we promise.

A few weeks ago we received an award naming our biometric engine the product of the year in its space and lately we’ve had the occasion to speak to a number of media outlets regarding what is described by them as our innovative technology.  We believe that a description such as innovative does not go nearly far enough to describe the radical transformation underway in the ID management space.  In that space we’re moving closer to the need for virtual operations, real time results matter because world events, from terrorism concerns to identity test and fraud protection, have dramatically changed the way we must manage our identities and our borders.

We’ve carefully thought through this changing ID management landscape, from our products and solutions to our sales and business model, and we believe we’ve reshaped ImageWare to lead the change in this industry rather than merely react to it.  As we move into our next phase, we believe that we will continue to deliver superior products to customers such as those I’ve mentioned, as well as new and existing public sector customers.  We also believe that as we do so over the remainder of the year, we will deliver superior financial performance and along with it stock appreciation.  We have the products, they’re ready, we’ve kept our operational costs in line, we’ve improved our margins.  We have amongst those in the industry a relatively is a small number of shares outstanding and we have significant partnerships and we are finally seeing the emerging market of biometric technology in ID management actually emerge.  As it does, I can assure you, we’re ready for it, and I know you all are as well.

And with that, we’d be very pleased to take any questions you have on the company and where we’re at.

OPERATOR:

(operator instructions)

our first question is coming from Zachary P. of Little Bear Investment.

<A>:  Hi, Jim.  Good morning and thanks for the great introduction as to what’s been going on the last few quarters.  I’ve got a couple questions about what you spoke about.  The first being, you mentioned the opportunities in the tens of millions, opportunities in the millions and the hundreds of thousands.  How do you divide the sales force in terms of how you go after those opportunities?  Are you weighted towards the larger ones, or is there an active – you know, is there an active team focused on the small ones and there’s just top level management going after the big contracts?  How are you dividing your sales and marketing efforts in that area?

<A>:  Well, I mean, it’s essentially a full corps press on all of those because we recognize you can’t just sit back and swing for the fences.  You have to take a look at all of the projects out there.  And of course, not surprisingly, they all come in various shapes and sizes and dollar amounts.  But what we do in attacking these is we have been historically very comfortable with state and local governments, working as the prime contractors ourselves.  As a project gets larger in scope, where it would be – and that usually involves larger dollars as well – you find yourself, I think, invariably when you’re a smaller company, working with the larger systems integrators.  So that’s a model we’ve continued to follow.  We like it because those larger system integrators allow us to do what we do best while they do what they do, essentially project management and direction of the product, extremely well.

It’s also a big value-add that they have in many cases offices, either in many parts of the United States where we don’t, and certainly overseas the big system integrators all have international presence and some of them very large.  So that’s very helpful when dealing outside the U.S. for us.

We basically are looking at literally every RFP.  This is generally a bid process, so we have the ability to – those things are readily available on the Internet, and we certainly are taking a look at every single one that comes down.  And if it’s something that our technology will fit on, or it’s a something where our technology fits a part of it and we can go and reach out to one of our larger partners and associate, sometimes they come to us and say, we’ll do part of this if you’ll do part of this, then we will go after those larger ones.

But I should say also, more and more because of the uniqueness of the product, we find ourselves being asked by customers to participate in situations where even at the federal level, we would be the prime – we would be the prime contractor.  So it’s bit all over the block.  I hope I answered the question.

<Q>:  I guess as best as you could.  What is the sales cycle for the smaller deals, like the one you announced yesterday with I believe it was a Fresno county?  What is the sales cycle start to finish?

<A>:  Somewhere around, I think, 14 months.  That’s not usual for state and local government.  If you take – Zack, if you take the true start being the first time you saw something that invited you to participate in the process.  And the process could go on, again, you know, it’s a year to two in the sales cycle.

<Q>:  So have you done a cost benefit analysis to what your sales and marketing expense was on that opportunity and whether that $300,000 (ph) ticket number made it worthwhile for you to be involved?

<A>:  Yes, absolutely.  I mean, we have, you know, within the company certain guidelines where we – in terms of the margins on the (indiscernible) where we – if we’re going to go below that and the job is going to not be as profitable as our guidelines suggest they should be, you know, we sit down at the management level and take a hard look at whether we want to go through that.

<Q>:  Right.

<A>:  But projects like that, no, the cost benefit analysis comes out heavily in favor of the benefit.

<Q>:  Okay.  And you know, just can you give a little more color as to what the pipeline looks – for example, how many opportunities are you at the bidding stage where you think you’ve been short listed and the opportunity over the contract lifetime is in excess of $5 million?

<A>:  There are probably – I was going to say, an exact number?  It’s – there are probably somewhere around 10 of those that are out there right now.  And as I said, they’re all over – kind of all over the size block.

<Q>:  Okay, but you’re saying ten in excess of 5 million to ImageWare?

<A>:  Yes.

<Q>:  Okay.  And how many of those would be in excess of 20?  One or two, or half of them?

<A>:  Three or four.

<Q>:  Three or four.  Okay.  In terms of the R&D, I notice that the number had picked up substantially, another $100,000 or so from prior quarters.  Is there anything else that’s in development that you haven’t spoken about it in terms of additional product line?

<A>:  Yeah, we have spoken about it but probably not to the extent that people understand the R&D expense associated with it.  That’s the NEC product.  The desktop security product which is our biometrically-enabled sign-on for the personal computer industry, NEC was the first customer who commissioned that.  That project is coming to its end now with the delivery of the product to the customer.  And so there have been extra expenses on the R&D associated with the build of that.  Of course, at the end of that we not only get a product that we can deliver and NEC will ship out, but we get a product of course we are going to attack others in that industry with as well.

<Q>:  I was also surprised to see the large loss, and I guess that explains some of it.  But the G&A and numbers were also up substantially.  You guys recently closed a round financing which me and my firm participated in and I was surprised knowing, if I were you, knowing what the quarterly loss looked like, I would have suspected you would have wanted to raise a little more cash.  You’ve burned through close to half what have you took in.  What’s the game plan come Q4 in terms of cash requirements?  Have you guys budgeted out what you’re going to need in order to fulfill some of these contracts you’re bidding on and what the cash position is going to be?

<A>:  First of all, on the G&A expense, this quarter, this most recent quarter, did have some significant activities in terms of our annual G&A type cost associated with the two proxy initiatives that were put out, the annual meeting and all of the legal SEC, and printing and everything involved with those.  So that’s why we had a blip in the normal G&A expenses in the quarter, and we wouldn’t expect to see that quarter to quarter.  And in terms of the cash, we – again, the biggest problem in the second quarter was the lack of project revenue and that’s what really generated the loss.  If you look at it, it’s the lack of revenue or lower revenue combined with a slightly lower gross profit related to product mix.  As Jim indicated in our previous discussion here, we are anticipating a turn in this market, we’re anticipating in the next several quarters, and the type business we’re in, in order to deliver on many of these projects, there will be cash payment involved with those projects at the onset, at contract signing, there will be progress payment, they’re not the type things, or projects that require a great deal of upfront cash on our part before we deliver and then getting cash later in the game.

So we feel that the cash that we just raised should get us to the point where we can deliver on those projects, especially the ones that we anticipate coming in the next several quarters.  And those should start to generate positive cash.

<Q>:  Okay.  And I appreciate that answer, Wayne.  But if you can just give us a little more color.  I guess the business school response would be, have you mapped out a best case scenario, worst case scenario, and then both of those scenarios, is the cash that you raised enough with the reserve in case one-time things, like the proxies, hit you?

<A>:  Yes, we’ve looked at best case, worst case, we’ve looked at historicals, which give us some indication along with our forecasts, and we feel that at this stage, given our anticipation of this market, that we have sufficient cash.  Again, as we’ve stated in the past, we have tried to minimize the dilution at these stages in our company.  We feel that there’s a lot of opportunity and raising a great deal of cash at current levels of stock price, we didn’t feel was in the best interest of our shareholders.  Therefore, we tried to raise the sufficient cash to get us to where we needed to get without further diluting the existing shareholders.

<Q>:  Okay, guys, thank you.  I have no more questions.

OPERATOR:

As a reminder, to participants, if you do have a question at this time, you may press star-1 on your telephone keypad.  Our next question will be coming from Harvey Kohn (ph) of Laidlaw.

<Q>:  Hi Jim, hi Wayne.

<A>:  Good morning.

<Q>:  Thanks for the nice introduction.  For those of us who have been watching ImageWare for a long time, I guess it’s fair to say that since the introduction of the biometric engine, we’re basically looking at a new company, and I think your comment about visionaries, you know, kind of goes along with that, and also the partnership, the Hewlett-Packards, the General Electrics, the Oracles that you’ve talked about, also validates your thinking and your confidence, but I was wondering if you could tell me what these companies see and why you feel, when you go into a bidding – into a bid, go into a presentation with a company, what makes ImageWare/the biometric engine so much different that you feel that the next couple of quarters are going to change the company so dramatically?

<A>:  Well, first of all, it I think it absolutely is true that the introduction of the engine, which had been a vision of ours for some time, has changed the way we are positioned in the marketplace.  And I think changed it for the extremely large benefit of the company.

But to answer your question, what’s so exciting about that?  The biometric engine was built, unlike others who have attempted to build these types of products, was built to manage large-scale populations from the start.  Several of the other offering in the field were built to manage one person coming into an access control system.  There is a big issue about the scalability of these products.  Just because I can manage 50 people at ImageWare coming in and out of the front door does not mean by any stretch that I’ll be able to manage 5 million, or 50 million, in a database that is managing a border population or trying to prevent credit card fraud or protecting privacy under the Health Care Privacy Act.  So we believe that from the design phase we have a significant advantage.

Going forward, you know, I read from time to time about this pilot or that pilot, and I’m sure to readers of those articles they look very similar to things that we talk about.  But when you look at those pilots, and it’s all well and good to have those, that’s certainly part of the evolution process in our business, but know that our biometric engine is working today managing several million records for the government of Mexico.  It’s managing nearly 10 million records for the state of Arizona.  It is a working, demonstratable product.  You can call up users, they will tell you it works on millions of records today.  Not a pilot; an actual install base.  And there’s more coming behind that.  So we think that, plus our approach to this marketplace has been to be as flexible as possible for the customer.  We don’t really get caught up in the hardware device.  If the customer wants a particular one, we’ve built the engine so it certainly can be compatible with that.  And we’re not really particularly hung up on the biometric employed.  I mean, the fact is that we’re trying to build a product that will deliver to the customer what they want, presumably if one can do that they will buy it.  And the nature of our business is that these are core infrastructures in nature, so you will be putting a product into a situation where it will be used for literally a generation.  And along with that comes significant revenue, both one-time and annual recurring revenue.  So those are the reasons that we think there’s a very large advantage to the product we’ve built.

And this is contrasted to others who have – have to evangelize because they have made the investment in a particular kind of hardware.  And as I said earlier, these hardware devices, just like your computer, every 12, 16, 18 months, there’s a new one out.  It’s better, cheaper, quicker.  And you know, the people in those businesses, you know, fight each others and the margins are thin.  We just decided to take a different approach, which is fairly radical in the industry.  Because this is an industry that has historically been driven by the hardware vendors.  So we think the flexibility of the biometric engine, it’s ability to manage millions of records, or dozens, whatever the customer prefers, is at an enormous advantage in the marketplace as we go into it.  And that’s why we’re trying to to very aggressively attack this marketplace.  And as it finally appears that people are making spending decisions, and again once they commit to those spending decisions, they will be committed for a period of time.  So we’re aggressively attacking the market with what we think is a very unique product with multiple advantages, and we think we’ll be successful at it.

<Q>:  Okay, great.  Thanks.  One other question.  The biometric engine, is that what’s in place in this first contract that you received in Mexico?  And maybe you can touch on the progress of that program in Mexico.  And more importantly, where you think the applications of that program can lead.

<A>:  The biometric engine is the core of what is deployed in Mexico.  In fact, it’s a large portion of that.  They are capturing for biometric different data points.  That would be face, finger, signature and DNA.  There have been some news report that have certainly been here out in the San Diego papers, that have chronicled the early success of the product.  I think there will be more that appear as the word gets out, and frankly as the customer gets out.  We don’t like to get ahead of our customers on these things, and we allow them to set the pace, and then we’ll quickly follow.  And I think they’re about ready to do that.

But it does work, it has identified people, it has been successful, and we’re very proud of that.  And again, we think that’s just a tremendous reference for the next person.  You’re not taking a chance or something that’s never worked with a large scale population.  Again, we have these reference customers who can attest that it works every day.

Again, where can it go?  Well, we originally built it to be scalable enough to manage millions of records for a border control, for ID management, and in visas and passport and election cards.  We built it for the law enforcement investigative purposes, and to be sure we built it for the private sector population to manage identities of employees or to protect privacy concerns and health care records and to protect against and help identify fraud and protect one from getting their identity taken.  And we think all of those applications are – they’re doable, there’s a market for them.  It’s happening now.  I mean, in a lot of ways, ImageWare was a company, as have been others in the space, when you look at our whole industry, I think with very few exceptions, it’s marked by people in it that have been searching for a marketplace.  We’ve been trying to create that marketplace.  And that’s difficult.  Especially when government is your primary customer and they just by nature are risk-adverse.

The difference now is the market is actually here.  The fact that these projects are headed to a determination is evidence we think enough of the fact that people are now making spending decisions.  The engines is versatile enough to go into the public and private sector.  There are lots of applications, from cruise lines, as I said, to border control.  And we are out there aggressively attacking a number of those.

<Q>:  Okay, thank you.

OPERATOR:

Gentlemen, it appears we are out of time for questions today.  Do you have any closing comments?

<A>:  No, I think we’re all wet.  We want to thank you very much for your time this morning.  We appreciate your interest in the company and we will look forward to be back to you very shortly with follow-up, and progress on how we’re doing.

OPERATOR:

Thank you, ladies and gentlemen, for your participation in today’s teleconference.  You may disconnect your lines at this time and have a wonderful day.